News Release

Woodward Governor Company
1000 East Drake Road
Fort Collins, Colorado 80525, USA
Tel: 970-482-5811
Fax: 970-498-3058

FOR IMMEDIATE RELEASE

CONTACT:	Mike Schablaske Director Tax & Treasury

815-639-6697

Woodward Provides Update on Pending HR Textron Acquisition

Fort Collins, Colo., March 26, 2009—Woodward Governor Company (Nasdaq:WGOV) today announced that it expects to close on the previously announced agreement to acquire the HR Textron business from Textron Inc. (NYSE: TXT) on April 2, 2009.

In addition, based on the current status of financing negotiations, Woodward anticipates it will obtain reasonable long-term financing to fund this acquisition without the need to utilize the previously disclosed bridge commitment. There can be no absolute assurance as to the final amount, type or terms of the long-term financing until closing on such financing occurs.

About Woodward
Woodward is an independent designer, manufacturer, and service provider of energy control and optimization solutions for commercial and military aircraft, turbines, reciprocating engines, and electrical power system equipment. The company’s innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable, and more cost-effective equipment. Leading original equipment manufacturers use our products and services in aerospace, power and process industries, and transportation. Woodward is headquartered in Fort Collins, Colo., USA and serves global markets in aerospace, power and process industries, and transportation. Visit our website at www.woodward.com.

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding the ability of Woodward to complete the acquisition of the HR Textron business and the anticipated time frame of the closing, the manner in which Woodward intends to finance the acquisition, the likelihood of obtaining such financing and the availability of sufficient liquidity to satisfy these funding requirements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, Woodward’s inability to obtain substitute or additional financing for the bridge facility, if necessary, on commercially acceptable terms or at all, the type, amount and terms of any financing used to replace or substitute for the bridge facility, the inability of the parties to consummate the acquisition of HR Textron, conditions in the capital and financial markets generally, interest rates, general economic conditions and other risk factors described in Woodward’s Annual Report on Form 10-K for the year ended September 30, 2008, and the Quarterly Report on Form 10-Q for the quarter ended December 31, 2008.

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